Exhibit 10.30

                                AGREEMENT

     THIS AGREEMENT is agreed upon and entered into effective seven days after the acceptance date indicated below by and between MALLINCKRODT INC., a New York corporation (the "Company"), with offices at 675 McDonnell Blvd., P.O. Box 5840, St. Louis, Missouri 63134, and MACK G. NICHOLS ("Nichols") who resides at 12300 Halsgame, Creve Coeur, Missouri 63141.

                               WITNESSETH:

     WHEREAS, Nichols has been in the employ of the Company for many years, most recently as the Chief Operating Officer and President of the Company; and

     WHEREAS, the parties wish to establish and agree upon the terms and conditions in which the Company shall retain consulting services of Nichols effective with the date of Nichols' retirement from the Company on October 31, 1998 ("Retirement Date" as described below) for a two year period ending October 31, 2000 ("the Consultancy");

     NOW, THEREFORE, in consideration of the mutual undertakings of the parties, it is agreed as follows:

     1.  Retirement.  Mr. Nichols agrees that he retired and resigned
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as a member of the Board of Directors of the Company effective with the 1998 Annual Meeting and will retire and resigns all of his positions with the Company and its affiliates effective October 31, 1998, which date, October 31, 1998, shall be his "Retirement Date." At that time, upon and following his Retirement Date, Mr. Nichols will make available his services as a consultant to the Company as described in paragraph 11. Mr. Nichols acknowledges that he is an employee at will of the Company.

     2.  Compensation.  Until December 31, 1998, the Company shall
         ------------
continue to pay Nichols' compensation in accordance with its usual and customary compensation practices at the rate of Nichols' current base salary of $517,512 per year.

     3.  Annual Incentive Payment.  Nichols shall be entitled to
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participate in the Company's Management Incentive Compensation Plan
("MICP") for the fiscal year ending June 30, 1999, with a target annual incentive award of $142,315.80 (equal to (1/2) (55%) of Nichols' annual base salary of $517,512). The actual amount of Nichols' MICP payment, if any, for fiscal 1999 shall be as awarded by the Board of Directors in its discretion and in accordance with MICP terms at the conclusion of fiscal 1999. Payment of the fiscal 1999 MICP award, if any, shall be made following the close of fiscal year 1999 pursuant to the terms of the MICP.

     4.  Pension Benefit.  (a)  Until his termination from
         ---------------
employment, Nichols will participate in the Mallinckrodt Inc.
Retirement Plan (the "Qualified Plan") and the Supplemental Executive Retirement Life Plan of Mallinckrodt Inc. (the "SERP") according to their terms.

         (b) Upon Nichols' termination of employment, he shall be entitled to receive Pension Benefits under the Qualified Plan in accordance with its terms as they exist at that time based upon his actual Credited Service and Final Average Compensation under that Plan and based only upon Nichols' actual employment with the Company.

         (c) Upon his termination of employment, he shall also be entitled to receive Retirement Benefits under the SERP. However, in determining SERP benefits: (i) the Company shall consider solely for purposes of calculating his SERP benefit and under SERP Section 4.1.3., that Mr. Nichols' Continuous Service shall equal the period of his employment plus an additional twelve years (for a total of 31 years and 3 months at October 31, 1998), (ii) if Nichols commences receipt of his SERP benefit prior to age 62, no reduction in that benefit shall be imposed because of benefit commencement before age 62, and (iii) if Nichols elects a lump sum form of payment, the assumptions used to determine actuarial equivalence shall be the same as used under the Qualified Plan to value similar lump sum payments.

         (d) Upon his Retirement Date and in addition to the pension benefits provided for in paragraph 4(a), the Company shall pay
Nichols a supplemental benefit of One Million Dollars ($1,000,000) payable to Nichols before December 31, 1998.

     5.  Retirement Medical Benefits.  Nichols shall be eligible to
         ---------------------------
participate under the Mallinckrodt Retiree Medical Plan in accordance with the Plan's terms as amended from time to time. Nichols may elect dental and vision coverage in accordance with the Plan's terms until Nichols turns age 65.

     6.  Stock Options and Awards.
         ------------------------
         a) In regard to options previously granted prior to 1998 under the 1973 Stock Option and Award Plan, during the term of his Consultancy as described in Paragraph 11 below, such options shall continue to be exercisable or become exercisable in accordance with their terms as provided in the 1973 Stock Option and Award Plan, and Nichols shall have three years from the expiration of his Consultancy, but not more than ten years from the date of grant of such options, to exercise any options which are exercisable at the expiration of the Consultancy.

         b) On October 21, 1998, the Board of Directors granted Nichols, under the Company's 1997 Equity Incentive Plan, 5-year non-qualified options to purchase Fifty-Three Thousand Four Hundred Sixty (53,460) shares of the Company's common stock at a price of $26-9/32 per share. The options expire on October 31, 2003. The options shall vest and be exercisable in accordance with their terms as provided in the 1997 Equity Incentive Plan.

     7.  Additional Benefits and Executive Perquisites.  Following
         ---------------------------------------------
his Retirement Date, in addition to retiree medical benefits, Nichols shall accrue all other retiree benefits then provided to salaried retirees of the Company in accordance with the terms of those plans and programs as they may be amended from time to time. Nichols shall also continue to receive, at the Company's expense, executive tax and estate planning benefits until July 1, 1999, at an annual cost not to exceed the cost of such benefits allotted to Mr. Nichols under the Company's policies and procedures.

     8.  Life Insurance.  Following his Retirement Date, the Company
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shall continue to provide life insurance coverage under an
endorsement split dollar arrangement on Nichols' life at a level of four times his annual base salary of $517,512. This life insurance coverage includes the benefit formerly provided under the Company's SLIP Program. If the policy is not in effect on the date of his death, the benefit will be payable by the Company equating to four times his annual base salary of $517,512, offset by any other life insurance benefits the Company may maintain, at its cost, on his life that are payable to his beneficiary.

     9.  Supplemental Annual Incentive Award.  Nichols was awarded
         -----------------------------------
$434,412 by the Board of Directors under the Supplemental Annual
Incentive Award ("SAIA") Program. Payment of the SAIA award shall be made to Nichols before December 31, 1998.

    10.  Termination.  Subject to the provisions of Section 12 and
         -----------
the terms of the applicable benefit plans and programs, the obligations of the Company to pay and otherwise provide compensation and benefits to Nichols as provided in Section 2, 3, 6, 7 and 9, shall also cease upon the death of Nichols.

    11.  Consultancy.  Upon Nichols' Retirement Date, the Company
         -----------
shall retain him as a consultant until October 31, 2000, to perform special projects, if any, which from time to time may be mutually agreed upon between Nichols and the Chief Executive Officer of the Company. Nichols agrees that prior to his becoming a consultant, he shall execute a Consultant Invention and Secrecy Agreement, a copy of which is attached hereto as Exhibit A. From his Retirement Date, the Company shall pay an annual retainer of $5,000 for consulting services plus $275 per each hour Nichols actually performs consulting services. Any self-employment tax or taxes payable by Nichols on account of his Consultancy, shall be paid by Nichols. Nichols shall provide to the Chief Executive Officer a statement detailing his consulting services and the time spent in the performance thereof for each month in which such services are rendered. Nichols shall be reimbursed for reasonable expenses incurred by him in rendering such consulting services upon receipt by the Chief Executive Officer of a statement of itemized expenses with substantiating documentation.

     The parties agree that in providing such services, Nichols is not a Company employee but is an independent contractor. While performing these services, Nichols is not entitled to participate in or obtain benefits under any Company employee benefit or compensation plan or program, except as a retiree according to the terms of those plans and programs. Nichols agrees that even if it is determined (by a governmental agency, judicial body or otherwise) that while performing consulting services he was a common law employee, he will not be entitled to any compensation or benefits by reason of such services except as described above and he specifically waives and releases all rights to any other rights under any Company's employee benefit and compensation programs by reason of his consulting services.

    12.  Payment Upon Death.   Notwithstanding anything in this
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Agreement to the contrary, Nichols' spouse, beneficiary or estate, as the case may be, shall be entitled to compensation and benefits pursuant to the terms of the Company's applicable employee benefit and compensation plans and programs, as may be provided for upon Nichols' death, together with the following additional provisions and benefits unless previously paid to Nichols:

         (a) Nichols' MICP, as discussed in Section 3 above, shall be paid in the amount as specified in Section 3 above.

         (b) Nichols' Supplemental Retirement Benefit as discussed in Section 4(d) above, shall be paid as specified in
              Section 4(d) above.

         (c) Nichols' Supplemental Annual Incentive Award as discussed in Section 9 above, shall be paid as specified in Section 9 above.

     13.  Noncompete and Confidentiality.  During the Consultancy,
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Nichols agrees (a) not to become an employee or proprietor of, consultant to, or partner in, any entity which is or becomes, during the term hereof, a direct competitor of any primary or developing product lines within the primary or developing market areas of any business of the Company or any of its wholly-owned subsidiaries or that he knows has the intention of becoming such a direct competitor, without the prior written consent of the Company, which shall not be unreasonably withheld, (b) not to directly or indirectly: (i) induce any customers of the Company or any of its businesses to patronize any competing business, (ii) canvass, solicit or accept (for himself or any other person or entity) any business relationships from any customers of the Company or any of its businesses and (iii) cause, request or advise any customers of the Company or any of its businesses to withdraw, curtail or cancel any business relationship with the Company or any of its businesses, and (c) not to divulge or appropriate for his own use or the use of others any secret or confidential information pertaining to the business of the Company or any of its subsidiaries obtained during his employment by or
Consultancy with the Company.   The latter obligation shall not apply
when and to the extent any of such information is or becomes publicly known or available, other than because of Nichols' act or omission. Notwithstanding the foregoing, any existing confidentiality, nondisclosure or proprietary rights agreement between the Company and Nichols shall remain in full force and effect in accordance with its terms including, without limitation, Exhibit A hereto. In the event that Nichols violates the provisions of this
Section 13, the Company shall, in addition to any other rights and remedies available to it, be entitled to injunctive relief issued by a court of competent jurisdiction enjoining restraining him from competing with the Company, and Nichols consents to the issuance of such injunction, and Nichols agrees that the Company shall not be required to prove actual damages to obtain such injunctive relief.

     14.  Miscellaneous.
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          A.  This Agreement may be amended only in writing signed by both parties and shall be binding upon all persons entitled to receive payments hereunder, and their respective heirs, executors or administrators and upon the Company, its successors and assigns.

          B. Any payment(s) required to be made by the Company pursuant to this Agreement to a person who is under a legal disability may be made by the Company to or for the benefit of such person in such of the following ways as the Company shall determine: (i) directly to such person, (ii) to the legal representative of such person, (iii) to some near relative of such person to be used for the latters' benefit, or (iv) directly in payment of expenses in support, maintenance or education of such person. The Company shall not be required to see to the application by any third party of any payment(s) made pursuant hereto.
          The Company and its agents shall be relieved from all further liability for any amounts upon their payment as described above.

          C. All questions in respect of this Agreement, including those pertaining to its validity, interpretation and performance, shall be determined by the laws of the State of Missouri. The Chairman and Board of Directors of the Company are each fully authorized and given discretion to interpret the provisions of this Agreement and make all determinations and take all actions hereunder, unless otherwise stated, and their decisions will be final and will be given maximum deference by any reviewing court or agency.

          D. This Agreement supersedes and replaces any other agreement or commitment which Nichols may have from the Company and any negotiations or representations regarding its subject matter except that the terms of all employee benefit and compensation or other plans pursuant to which amounts may be paid under this agreement shall continue to apply.

          E. If any provision of this Agreement is for any reason invalid or unenforceable, such invalidity or illegality shall not affect the remaining provisions. Rather, each provision shall be fully severable, and the Agreement shall be construed and enforced as if any invalid or illegal provision had not been included.

     15.  Waiver and Release.  In consideration of the benefits
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outlined above, Nichols, on behalf of himself, his heirs, assigns and legal representatives, hereby releases and forever discharges the Company and its officers, directors, insurers and employees and employee benefit plans from any and all claims, demands, damages, causes of action or suits of whatever type under any state, federal or local laws, including, but not limited to, the Age Discrimination in Employment Act and other laws prohibiting employment discrimination, as well as claims at common law or equity and in contract or in tort and whether known or unknown, that Nichols may have, has had or may acquire of whatever nature from the beginning of time to the date of this Agreement or through the end of the period of Consultancy based upon any known or unknown fact, condition or incident occurring through the date of this Agreement or the end of the period of Consultancy including any fact or event related to Nichols' employment or separation from employment with the Company.

     Nichols agrees not to make any claim for damages or personal recovery by administrative charge, lawsuit or other proceeding related to any of the above and will not seek or accept money damages or personal relief upon the filing of any administrative claim or judicial charge or claims. If any party brings any claim or action which is contrary to the above release, then the party defendant to that action shall be entitled to reimbursement for costs and attorneys' fees incurred in the defense thereof. This release does not discharge the Company from obligations that it otherwise has under this Agreement and the Company's employee benefit and compensation plans for benefits accrued to Nichols.

     Nichols acknowledges that by signing this Agreement, he waives all claims arising under the Age Discrimination in Employment Act of 1967 (ADEA) and that:

          (a) This waiver of ADEA rights does not waive any ADEA rights and claims which arise after the date of this Agreement and this waiver is given in exchange for payment of sums and the Consultancy, which are more than Nichols is otherwise entitled to receive;

          (b) Employee has been advised to consult an attorney before signing this Agreement and has twenty-one (21) days to consider it which period commenced on October 30, 1998;

          (c) If Nichols executes this Agreement, it will not become effective for seven (7) days thereafter. During this seven (7) day period, he may revoke this release and waiver provided he submits written notification of such revocation to the undersigned prior to the expiration of the revocation period. If Nichols revokes this Agreement during that period, then the Company has no duty to pay any sums or provide any benefits described herein except for amounts which would be payable under plans or programs by their terms without consideration of this Agreement.

     IN WITNESS WHEREOF, the Company has caused this Agreement be executed on its behalf by a duly authorized officer and Nichols, to evidence his acceptance thereof, has set his hand and seal effective as of the date first above-written.

                             MALLINCKRODT INC.

                             By: /s/ C.R. HOLMAN
                                 ----------------------------
                                 C. Ray Holman
                                 Chairman & Chief Executive Officer
ACCEPTED BY:

/s/ M.G. NICHOLS
-----------------
Mack G  Nichols

Date:   11/9/98